Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	William Spell	Scott Long,
	Chairman, PW Eagle, Inc.	Chief Financial Officer
	and USPoly Corp.	PW Eagle, Inc.
	612-371-9650	541-343-0200

PW Eagle Announces Cancellation of USPoly Spin-Off

Eugene, Oregon — January 31, 2005 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today announced that it had cancelled its proposed spin-off of its shares of USPoly Company (formerly PW Poly Corp.) to PW Eagle shareholders. As previously announced, the Company had filed a request for a waiver with the Securities and Exchange Commission from certain rules requiring the filing of detailed historical financial statements of W.L. Plastics Corporation, a company in which USPoly has a 23% minority interest. The Securities and Exchange Commission declined to grant the requested waiver. As a result, PW Eagle is prevented from spinning-off its shares of USPoly stock. Under present accounting rules and circumstances, the requirement to include the W.L. Plastics Corporation historical financial statements will lapse after December 31, 2006.

The proposed spin-off of the USPoly shares was intended to complete the separation of USPoly and PW Eagle so that each was free to operate on its own. Although PW Eagle will not complete the spin-off at this time, many of the goals for separating the two companies have already been achieved. PW Eagle and USPoly each have their own management teams, their own strategic plans, their own budgets and goals and their own financing arrangements. Neither company is dependent on the other for its success and each is free to pursue its own strategy.

The Company, in consultation with its legal and accounting advisors, has explored a wide variety of options to accomplish the results sought by the proposed spin-off. However, the Board of Directors has determined that the prudent course of action at this time is for PW Eagle to retain its interest in USPoly. The Board of Directors intends to reconsider its options again at the end of this year.

William Spell, Chairman of PW Eagle and USPoly, said, “While we would have preferred to accomplish the complete separation of PW Eagle and USPoly at this time, we have been able to achieve much of what we set out to do through the intended spin-off. Each company has a well-functioning management team, they are each executing their strategic plans very well, and they have separate and distinct financing arrangements. As time goes by, we will continue to assess how we might complete the separation of USPoly and PW Eagle, but for now we are focused on making each of them as profitable as possible. We are looking forward to strong financial performances from both companies this year.”

Mr. Spell continued, “Although the PW Eagle shareholders will not be receiving a dividend of either cash or stock in USPoly at this time, we believe the shareholders are benefiting by virtue of PW Eagle maintaining a significant equity ownership interest in USPoly. In December, USPoly sold shares of stock to its operating management team at $1.10 per share, the price that the Board of Directors of USPoly determined to be the fair market value of those shares after conferring with an independent investment banker. This per share value implies that PW Eagle’s interest in USPoly has a value at this time in excess of $10 million.”

Update Conference Call and Webcast

PW Eagle will hold a conference call on Wednesday, February 2, 2005 at 2:00 p.m. Central Time to discuss the cancellation of the proposed spin-off of its shares of USPoly stock. The conference call will be available live on the Internet at www.pweagleinc.com. The call will also be archived at that location for one week following its original webcast. The conference telephone number is 1-800-237-9752, use 46519860 as the confirmation code to access the call.

PW Eagle is a leading extruder of PVC pipe products, and USPoly is an extruder of polyethylene pipe. The Company and USPoly operate fifteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq National Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release, including statements made by William Spell regarding (i) the Company’s expectation of strong financial performance from both PW Eagle and USPoly in 2005; (ii) the PW Eagle shareholders are benefiting by virtue of PW Eagle maintaining a significant ownership interest in USPoly; and (iii) the per share value of USPoly stock sold to USPoly management implies that PW Eagle’s interest in USPoly has value in excess of $10 million, are “forward looking” statements which involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Factors that may adversely affect our forward looking statements include; (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during 2005; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) an increase in raw material prices; and (vi) changes in the value of USPoly as a result of some of the preceding risk factors and competition. There is no assurance that PW Eagle shareholders will realize any benefit from PW Eagle’s ownership of USPoly, including through a stock or cash dividend.

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